Exhibit 99.1

News Release

Contact:	Investors — Karin Demler, 615-263-3005 Media — Louise Grant, 615-263-3106
CORRECTION — Corrections Corporation of America
Announces Brian Collins to Succeed
William Rusak as Chief Human Resources Officer
NASHVILLE, Tenn., September 09, 2009 — In the news release, “Corrections Corporation of America Announces Brian Collins to Succeed William Rusak as Chief Human Resources Officer,” issued earlier today by Corrections Corporation of America (NYSE: cxw), we are advised by the company that Brian D. Collins will succeed William K. Rusak as Executive Vice President and Chief Human Resources Officer effective “September 14, 2009,” rather than “September 14, 2010” as originally issued. Complete corrected text follows.
Corrections Corporation of America Announces Brian Collins to
Succeed William Rusak as Chief Human Resources Officer
NASHVILLE, Tenn., September 9, 2009 — Corrections Corporation of America (NYSE: CXW), the nation’s largest corrections management provider to government agencies, announced that Brian D. Collins has been named to succeed William K. Rusak as Executive Vice President and Chief Human Resources Officer, effective September 14, 2009. Rusak has agreed to remain with CCA to provide assistance with the transition and other matters related to human resources through June 30, 2010.
Since joining CCA in 2006, Collins, age 52, has served as Vice President, Operations. In his new role, Collins will be responsible for the strategic, operational and administrative role of the human resources functions for CCA’s workforce of nearly 17,500 employees. During his three year tenure at CCA, he has held the position of Vice President, Operations, providing him insight to operations and staffing needs in a correctional setting. He has also gained an understanding of the specialized training and career development required of corrections professionals.
Prior to joining CCA, Collins served in a variety of business and human resources roles during his 25 year career with Wal-Mart Stores, Inc., including personnel training and development, field operations and support management. Collins earned a Bachelor of Business Administration from the University of Arkansas and serves on the Alcohol and Drug Council Board of Middle Tennessee.
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“Brian has proven himself during his tenure at CCA as not only a proficient leader in the area of facility operations and financial management, but also as a skilled visionary and hands-on practitioner in the very important areas of recruitment, staff retention, professional development and leadership succession,” said Damon Hininger, President and Chief Operating Officer. “Brian has impressed our management team with his keen focus on our workforce dynamics and our ability to achieve short and long term objectives related to broad areas involving the effective staffing of our prisons, jails and detention centers.”
Hininger acknowledged Bill Rusak’s many accomplishments during his tenure. “Bill served as a consultant to CCA prior to being named an EVP. During his entire scope of service with CCA, he has brought consistency and stability to our human resources functions. Bill leaves us with a strong foundation, which Brian can build upon as we move towards our vision of being the best adult, secure correctional system in the country.”
In discussing his new role with CCA, Collins commented, “I am very excited about this opportunity. I helped mold some of the personnel staffing and retention models at Wal-Mart and Sam’s Club and know that with CCA’s dynamic workforce and vision we can achieve strong successes at each of our facilities.”
About CCA
CCA is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 65 facilities, including 44 company-owned facilities, with a total design capacity of approximately 87,000 beds in 19 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.
CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.